UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14C (RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary information statement.	☐	Confidential, for use of the Commission only
(as permitted by Rule 14c-5(d)(2)).
☐	Definitive information statement.

Wilson Holdings, Inc.
(Name of Registrant as Specified in its Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

WILSON HOLDINGS, INC. 8121 Bee Caves Road Austin, Texas 78746

INFORMATION STATEMENT

March 23, 2007

Notice of Proposed Action by Written Consent of the Holder of the Majority of the Voting Power to be taken on or about April 20, 2007.

To the Stockholders of Wilson Holdings, Inc.

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of Wilson Holdings, Inc., a Nevada Corporation (the “Company”), to notify such Stockholders that upon written consent by the holders of a majority of the voting power of the Company (the “Majority Stockholders”), the Company intends to take certain action as more particularly described in this Information Statement. The action will be effected on or after 20 days from the date this Information Statement is mailed to stockholders, which is expected to be on or about April 12, 2007. Only stockholders of record at the close of business on March 22, 2007 will be given Notice of the Action by Written Consent. The Company is not soliciting proxies. The actions will approve: (i) the Amended Articles of Incorporation of the Company (the “Amendment”), pursuant to which the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time shall be increased to one hundred ten million shares, of which one hundred million shares have been designated common stock at par value of $0.001, and ten million shares have been designated Preferred Stock; and (ii) approve an increase in the number of shares of Common Stock reserved for issuance under the 2005 Stock Option/Stock Issuance Plan (the “Plan”), to a total of 2,500,000 (such increase, the “Plan Amendment”).

The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock. The Preferred Stock to be authorized by the Amendment may be issued from time to time in one or more series and such amounts as may be determined by the Board of Directors of the Company. The Board of Directors will be granted the authority to fix the designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, and conversion rights of the Preferred Stock, and any series thereof. The Amendment is filed as Exhibit 3.6 to Amendment No.4 to Registration Statement on Form SB-2, dated as of July 21, 2006, and is incorporated herein by reference. The Plan is filed as Exhibit 10.3 to the Amendment No.4 to Registration Statement on Form SB-2, dated as of July 21, 2006, and is incorporated herein by reference.

In connection with our acquisition of Wilson Family Communities, Inc. (“WFC”), we assumed the 2005 Stock Option/Stock Issuance Plan that had previously been adopted by the Board of Directors and stockholders of Wilson Family Communities, Inc., a Delaware corporation, pursuant to the merger of WFC into our company. The Plan permits grants of options or restricted stock to employees, board members, officers or consultants. The Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The Compensation Committee also has the power to interpret the Plan and to create or amend its rules. In February 2007, our Board approved a 819,522 share increase in the number of shares issuable pursuant to our option plan for a total of 2.5 million shares issuable pursuant to the plan. This increase will be effective when approved by our shareholders. As of February 16, 2007, we had ten employees, four board members and two full-time consultants eligible to receive options under the Plan.

On July 13, 2006, the Board of Directors of the Company approved the Amendment. In February, 2007, the Board of Directors approved the Plan Amendment, subject to stockholder approval. The Majority Stockholders will approve the Amendment, the Plan and the Plan Amendment by written consent in lieu of a meeting on or about April 12, 2007 in accordance with the Nevada Revised Statutes. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Amendment, the Plan or the Plan Amendment.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on March 22, 2007 as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the Amendment will not be filed with the Secretary of State of the State of Nevada or become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about March 23, 2007 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1580, 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

  Annual Report on Form 10-KSB for the year ended December 31, 2006.
OUTSTANDING VOTING SECURITIES

As of the date of the mailing of this Information Statement, the Company had 18,055,538 shares of Common Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

On April 12, 2007, the holders of 69.4% of the issued and outstanding shares of common stock are expected to execute and deliver to the Company a written consent approving the Amendment, the Plan and the Plan Amendment. Since the Amendment, the Plan and the Plan Amendment will be approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The Nevada Revised Statutes provides in substance that unless the Company’s articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

DESCRIPTION OF CAPITAL STOCK

We are currently authorized to issue 80,000,000 shares of Common Stock, par value $0.001 per share. As of the date of this Information Statement, 18,055,538 shares of our Common Stock are issued and outstanding. Each share of Common Stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our stockholders. There are no cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares of our capital stock, and the Common Stock is not subject to conversion or redemption. In the event of liquidation, the holders of Common Stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of the Common Stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available. We have not paid any dividends since our inception and we have no intention of paying any dividends in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend, among other things, on our earnings, our operating results and financial condition, our anticipated capital requirements, and general business conditions. We are not currently authorized to issue shares of preferred stock.

AMENDMENT TO CERTIFICATE OF INCORPORATION

On July 13, 2006, the Board of Directors approved an amendment to the Articles of Incorporation to increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time to one hundred ten million shares, of which one hundred million shares have been designated common stock at par value of $0.001, and ten million shares have been designated Preferred Stock. The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock. The Preferred Stock may be issued from time to time in one or more series and such amounts as may be determined by the Board of Directors of the Company. The Board of Directors will be granted the authority to fix the designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, and conversion rights of the Preferred Stock, and any series thereof. The Amendment is filed as Exhibit 3.6 to Amendment No.4 to Registration Statement on Form SB-2, dated as of July 21, 2006, and is incorporated herein by reference. The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock. On April 12, 2007, the holders of a majority of the outstanding shares of Common Stock are expected to approve the amendment by written consent.

The general purpose and effect of the amendment to the Company’s Articles of Incorporation will be to use such additional shares of Preferred Stock for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, and grants of stock options. When the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock or Preferred Stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

The authorized shares of Preferred Stock could have an anti-takeover effect. If the Company’s Board of Directors desires to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company. Further, shares of Preferred Stock may be issued with preferences, voting rights, dividends, premiums for redemption or conversion rights that could deter or render more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

EFFECTIVE DATE OF AMENDMENT

Pursuant to Rule 14c-2 under the Exchange Act, the filing of the Amendment to the Articles of Incorporation with the Nevada Secretary of State or the effective date of such filing, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on April 12, 2007.

2005 STOCK OPTION/STOCK ISSUANCE PLAN

In connection with our acquisition of Wilson Family Communities, Inc., we assumed the 2005 Stock Option/Stock Issuance Plan that had previously been adopted by the Board of Directors and stockholders of Wilson Family Communities, Inc., a Delaware corporation, pursuant to the merger of WFC into our company. The Plan permits grants of options or restricted stock to employees, board members, officers or consultants. The Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The Compensation Committee also has the power to interpret the Plan and to create or amend its rules. In February 2007, our Board approved a 819,522 share increase in the number of shares issuable pursuant to our option plan for a total of 2.5 million shares issuable pursuant to the plan. This increase will be effective when approved by our shareholders. As of February 16, 2007, we had ten employees, four board members and two full-time consultants eligible to receive options under the Plan.

INCREASE IN NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN

In February, 2007, the Board of Directors approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder to 2,500,000.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the Nevada Revised Statutes, the Company’s Articles of Incorporation consistent with above or By-Laws to dissent from any of the provisions adopted in the Amendment or the Plan Amendments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our Common Stock beneficially owned as of March 20, 2007 by:

  those persons or groups known to beneficially own more than 5% of the Common Stock;
  each of the executive officers and directors; and
  and all of the directors and executive officers as a group.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Ownership percentages reflected are calculated based on 18,055,538 shares of Common Stock issued and outstanding as of the date hereof and include securities exercisable to purchase shares of Common Stock or convertible into shares of Common Stock only for the holder of such derivative securities. We also currently have outstanding options to purchase 925,000 shares of Common Stock and convertible promissory notes which can be converted into 8,375,000 shares of Common Stock. Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

	Amount and
	Nature of
	Beneficial	Percentage
Name of Beneficial Owner	Ownership	of Class

Directors and Executive Officers:
Clark N. Wilson (1)	12,699,889	69.4%
Jay Gouline (2)	30.000	*
Sidney Christopher Ney (2)	40,000	*
Barry A. Williamson (2)	40,000	*
Arun Khurana (2)	125,000	*
David Goodrum (2)	150,000	*
All Directors and Executive Officers (7 persons)	13,084,889	70.4%

Other 5% Stockholders:
Tejas Securities Group, Inc. 401(k) Plan & Trust FBO John	4,025,213	21.1%
J. Gorman, John J. Gorman TTEE (3)
Grandview LLC (4)	1,890,625	9.5%
LC Capital Master Fund (5)	2,168,804	9.9%

* Indicates ownership of less than 1%.
(1) Includes 100,000 shares issuable upon exercise of stock options, 125,000 shares issuable upon the conversion of promissory notes, and 14,063 shares issuable upon the exercise of warrants. Includes 1,000,000 shares held by certain trusts for the benefit of Mr. Wilson’s minor children. Mr. Wilson does not have voting or dispositive power over such shares and Mr. Wilson disclaims beneficial ownership of such shares.
(2) All shares listed as owned are issuable upon exercise of stock options.
(3) Share ownership pursuant to Schedule 13D/A filed October 10, 2006. Includes 900,000 shares issuable upon conversion of convertible promissory notes and 101,250 shares issuable upon the exercise of warrants.
(4) Share ownership pursuant to Schedule 13D/A filed October 3, 2006. All shares listed as owned are issuable upon conversion of convertible promissory notes and the exercise of warrants.
(5) Shares ownership pursuant to Schedule 13D filed November 14, 2006. All shares listed as owned are issuable upon conversion of convertible promissory notes and the exercise of warrants. Pursuant to certain transactional documents, LC Capital Master Fund may only elect to convert that number of shares issuable upon conversion of its convertible promissory notes or exercise that number of shares issuable upon exercise of its warrants equal to 9.9% of our outstanding common stock.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

General Philosophy

                 We have nine employees and two independent contractors as of February 12, 2007. Our overall strategy is to attract talented individuals by compensating them with a mix of cash compensation in the form of base salary and equity compensation in the form of stock options. Currently we do not have an incentive based compensation plan, however in 2007 we intend to implement a formal incentive based compensation plan which integrates our salary, bonus and equity incentive compensation components.

Overall Compensation

                 Our Compensation Committee provides oversight on our overall compensation strategy. The Compensation Committee reviews and approves compensation for executive officers annually. We perform an annual review of compensation for employees and submits recommendations to the Compensation Committee for their review and approval. Some of the factors addressed during the annual review include: our performance, individual performance, compensations prevalent in our industry and geographical markets.

For compensation relating to our Chief Executive Officer, we considered the following factors:

  Anticipated level of difficulty of replacing our Chief Executive Officer with someone of comparable experience and skill.

  Our performance since he has held his position.

  Compensation of chief executive officers at five comparable companies. These comparables included three direct competitors and two companies with market capitalizations similar to us.

                 Based on our analysis, we established the targeted overall compensation of our Chief Executive Officer for 2006 at $240,000. This amount was lower than the targeted compensation for chief executive officers of other comparable companies, mainly because of the significant equity ownership interest in our company currently held by our Chief Executive Officer.

                 We followed a similar, albeit slightly less elaborate, process with respect to establishing targeted overall compensation for our Chief Financial Officer. Based upon our analysis, we set the overall targeted compensation for our Chief Financial Officer at $225,000 for 2006.

                 We have engaged an independent compensation consultant to assist us in determining the 2007 compensation for our board of directors, chief executive officer and chief financial officer We believe that this approach to compensation is consistent with our strategy to annually benchmark the compensation we pay to our directors and executive officers using external resources.

Allocation among Components:

                 Under our current compensation structure, the mix of base salary and equity compensation varies depending upon level:

	Typical Base Salary	Typical Incentive Target	Typical Equity Target
Chief Executive Officer	100%	–	–
Chief Financial Officer	70%	–	30%
Vice Presidents	70%	–	30%

                 In allocating compensation among these elements, we believe that the compensation of our senior most levels of management should be predominately performance based and tied to our success (i.e. equity based). We did not have an incentive compensation plan during 2006 and expect to introduce a formal incentive compensation plan in 2007.

Base Salaries

                 We want to provide our senior management with a level of assured cash compensation in the form of base salary that facilitates what we believe is appropriate compensation given their professional status and accomplishments. For our Chief Executive Officer, for 2006 we concluded that a base salary of $240,000 was appropriate in this regard. Similarly for 2006, we concluded that a base salary of $225,000 was appropriate for our Chief Financial Officer. These ranges were not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. We performed a similar analysis with respect to other senior management. Given the competition for employees of similar experience within the central Texas area, we provide a slightly larger portion of the compensation to our Vice Presidents in the form of base salary.

Equity Compensation

                 The primary form of equity compensation that we have awarded consists of non-qualified and incentive stock options. We selected this form because of the favorable accounting and tax treatments and the expectation by employees in emerging growth companies in our region that they would receive stock options.

                 Our practice is to determine the total dollar amount of equity compensation that we want to provide and to then grant employees a certain number of stock options. These grants are typically made once a year. The awards also are made as early as practicable in the year in order to maximize the time-period for the incentives associated with the awards. The Compensation Committee schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. We are in the process of engaging a compensation consultant to assist the Compensation Committee in determining appropriate equity incentive grants for our executive officers and directors for 2007. In February 2007 our compensation committee approved stock option grants for each of our employees, other than our Chief Executive Officer and Chief Financial Officer.

                 In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested, except in the case of our Chief Executive Officer. It is our belief that competitors who might try to hire away our employees would not give credit for equity ownership in our company, and accordingly, to remain competitive we typically cannot afford to give credit for that factor either. However, we recognize that our Chief Executive Officer’s equity ownership in our company is so substantial that it would make it difficult for a competitor to recruit him. As a result, we subjectively considered his equity ownership in our establishment of his overall targeted compensation discussed above. For our Chief Executive Officer and our Chief Financial Officer, the cash value of the of the option awards totaled $0 and $157,500, respectively, in 2006.

Severance Benefits

                 We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They should also disentangle us from a former employee as soon as practicable.

                 We have employment agreements for our Chief Executive Officer and Chief Financial Officer. Our severance benefits typically consist of 12 months salary. During 2006, we entered into an employment agreement with Mr. Daniel Allen, our former Chief Financial Officer. The employment agreement provided for payment of severance benefits to Mr. Allen in certain circumstances. The benefits included payment of one year of base salary; continuation of health benefits for a period of twelve months, and acceleration of vesting of stock options issued to Mr. Allen. Mr. Allen resigned effective November 9, 2006 and we have continued to pay for Mr. Allen’s salary and health benefits per the employment agreement.

                 On February 14, 2007, we entered into an employment agreement with Clark N. Wilson, our President and Chief Executive Officer. In the event of the involuntary termination of Mr. Wilson’s service with us, the agreement provides for monthly payments equal to Mr. Wilson’s monthly salary payments to continue for 12 months. The agreement contains a provision whereby Mr. Wilson is not permitted to be employed in any position in Texas or within 200 miles of any area in which we engage in land development or homebuilding activities in which his duties and responsibilities comprise residential land development and homebuilding for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction.

                 On February 14, 2007, we entered into an employment agreement with Arun Khurana, our Chief Operating Officer and Chief Financial Officer. Pursuant to the agreement, Mr. Khurana will receive equity compensation and incentive compensation in 2007 in an amount to be determined by an independent compensation consultant retained by us and approval by the Compensation Committee. The agreement contains a provision whereby Mr. Khurana is not permitted to be employed in any position in Texas or within 200 miles of any area in which we engage in land development or homebuilding activities in which his duties and responsibilities comprise residential land development and homebuilding for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction. Mr. Khurana's employment is not restricted as to the provision of financial and accounting services. In the event of the involuntary termination of Mr. Khurana’s service with us, the agreement provides for monthly payments equal to Mr. Khurana’s monthly salary payments to continue for twelve months, the continuation of his benefits (including health insurance) for twelve months, and the immediate vesting of Mr. Khurana's options to purchase our common stock.

Retirement Plans

                 In 2006, we instituted a defined contribution plan under section 401(k) of the Internal Revenue Code. The plan allows all employees who are over 21 years old to defer a predetermined portion of their compensation for federal income tax purposes. We will contribute up to fifty percent of an employees’ contribution to the plan. During 2006, we contributed an aggregate of approximately $13,000 to the employee defined contribution plan.

Change in Control

                 Our senior management and other employees continue to successfully build our Company and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of the stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of the stockholders. In the event of a change in control in which members of our senior management are terminated, we would accelerate the vesting of all equity compensation. Based upon a hypothetical termination date of December 31, 2006 the change in control termination benefits for our Chief Executive Officer and Chief Financial Officer would be $94,265 and $63,000, respectively. For purposes of these benefits, a change in control is deemed to occur, in general, if (a) a stockholder or group of stockholders acquires 50% or more of our common stock, or (b) 25% or more of the directors in office were not nominated for initial election to the Board of Directors who were in office at the time of their nomination.

Perquisites and Other Benefits

                 Effective February 2007, we do not provide perquisites or other benefits to any of our employees. During 2006, our Chief Executive Officer was reimbursed up to a maximum of $1,000 per month for reimbursement of golf and social club dues. We paid a total of $1,275 for reimbursement of golf and social club dues. During 2006, we began providing transportation allowances of $1,000 per month to our Chief Executive Officer and $500 per month to our vice president of land development. During 2006, we paid $3,000 and $6,000 of transportation allowance to our Chief Executive Officer and Vice President of land development, respectively.

Board Process

                 The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers, which include our Chief Executive Officer and Chief Operating Officer and other vice presidents. Generally on its own initiative the Compensation Committee reviews the performance and compensation of the Chief Executive and Chief Financial Officer. For the remaining executive officers, the Chief Executive Officer and Chief Operating Officer makes recommendations to the Compensation Committee that generally, with minor adjustments are approved.

Summary Compensation Table

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name & Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Clark N. Wilson,	2005	100,000	–	–	145,000[1]	–	–	–	245,000
Chairman &	2006	240,000	–	–	–	–	–	4,275	244,275
CEO(1)[2]
Arun Khurana,	2005	–	–	–	–	–	–	–	–
COO & CFO (2)	2006	93,750	–	–	157,500[3]	–	–	96,000(2)	347,250
Daniel Allen,	2005	56,687	–	–	145,000[4]	–	–	–	201,687
CFO (1)	2006	149,965	–	–	55,500	–	–	29,166	234,631
David Goodrum,
Director of Land	2005	42,822	–	–	145,000[5]	–	–	–	187,822
Development	2006	102,500	–	–	55,500[6]	–		6,000	164,000

Bob Antle, VP of
Homebuilding &
Homebuilding	2005	–	–	–	–	–	–	–	–
Svs (3)	2006	146,667	–	–	175,500[7]	–	–	–	322,167

Mark Gram
Senior VP of	2005	63,126	–	–	145,000[8]	–	–	–	208,126
Marketing	2006	80,000	–	–	–	–	–	16,459	96,459
Donald Turner,	2005		–	–	–	–	–	–	–
VP of Finance (2)	2006		–	–	–	–	–	144,000(2)	144,000

(1)	Amounts paid under severance agreement.

(2)	Mr. Khurana and Mr. Turner are both partners in Izon Consulting LLC. Prior to joining Wilson as an employee, Mr. Khurana performed services as a consultant to us. The amounts reflect the total amount paid by us prior to Mr. Khurana joining Wilson as an employee. Mr. Turner continues to perform services as a contractor and partner of Izon Consulting LLC.

(3)	Mr. Antle served as our non-executive Vice President of Homebuilding and Homebuilding Services in 2006.

Stock Option Grants In Last Fiscal Year

        We issued the following options to our executive officers and other key employees in 2006:

   On July 13, 2006, we granted an option to purchase 125,000 shares to Arun Khurana at an exercise price of $2.26 per share, such option to expire ten years from the date of grant.

[1]	SFAS 123R expense equaled $27,590.

[2]	Clark Wilson served as our President and Chief Executive Officer beginning in October 2005 following our merger with Wilson Family Communities, Inc.

[3]	SFAS 123R expense equaled $94,500.

[4]	SFAS 123R expense equaled $135,051.

[5]	SFAS 123R expense equaled $ 28,029.

[6]	SFAS 123R expense equaled $5,250.

[7]	SFAS 123R expense equaled $ 23,250.

[8]	SFAS 123R expense equaled $ 27,814.

  On July 13, 2006, we granted an option to purchase 50,000 shares to Daniel Allen at an exercise price of $2.26 per share, such option to expire ten years from the date of grant.

  On July 13, 2006, we granted an option to purchase 50,000 shares to David Goodrum at an exercise price of $2.26 per share, such option to expire ten years from the date of grant.

  On March 28, 2006, we granted an option to purchase 100,000 shares to Bob Antle at an exercise price of $2.00 per share, such option to expire ten years from the date of grant.

  On July 13, 2006, we granted an option to purchase 50,000 shares to Bob Antle at an exercise price of $2.26 per share, such option to expire ten years from the date of grant.

Option Exercises and Stock Vested

                 No options were exercised during 2005 or 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End

		Option Awards						Stock Awards
Name	Number of Securities Underlying Options(#)Exercisable	Number of Securities Underlying Unexercised Options(#) Unexcercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Clark N. Wilson(1)	100,000	–	–	$2.00	5/28/2015	–	–	–	–

Arun Khurana(2)	125,000	–	–	$2.26	7/10/2016	–	–	–	–

Daniel Allen(3)	100,000	–	–	$2.00	2/0/2007	–	–	–	–

David Goodrum(4)	100,000	–	–	$2.00	8/29/2015	–	–	–	–

	50,000	–	–	$2.26	7/12/2016

Bob Antle(5)	100,000	–	–	$ 2.00	3/27/2006	–	–	–	–

	50,000	–	–	$2.26	7/12/2016

Mark Gram(6)	100,000	–	–	$2.00	5/30/2015	–	–	–	–

Donald Turner	–	–	–	–	–	–	–	–	–

Clark N. Wilson

(1) All outstanding options can be exercised. 26,667 options were vested as of December 31, 2006.

Arun Khurana

(2) All outstanding options can be exercised. 75,000 options were vested as of December 31, 2006.

Daniel Allen

(3)	100,000 shares granted August 30, 2005, all of which were vested at December 31, 2006, expiring February 9, 2007.

David Goodrum

(4)	All outstanding options can be exercised. 100,000 shares granted August 30, 2005, 26,667 shares were vested as of December 31, 2006. 50,000 shares granted July 13, 2006, none of which were vested as of December 31, 2006.

Bob Antle

(5)	All outstanding options can be exercised. 100,000 shares were granted March 28, 2006, 26,667 shares of which were vested as of December 31, 2006. 50,000 shares were granted July 13, 2006, none of which were vested as of December 31, 2006.

Mark Gram

(6)	All outstanding options can be exercised. 100,000 shares were granted August 30, 2005, 26,667 of which were vested as of December 31, 2006.

Inapplicability of ERISA

                Based upon current law and published interpretations, we do not believe the Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Director Compensation

                 As the only director on our Board of Directors who also is an employee of our company, Mr. Clark Wilson does not receive any additional compensation for his service as a member of our Board of Directors. We reimburse our directors for travel and lodging expenses in connection with their attendance at Board and committee meetings. Our non-employee directors each received an option to purchase 20,000 shares of common stock upon joining our Board. To the extent that options were granted to our Board members by Wilson Family Communities, Inc. (“WFC”), we assumed all of those options in connection with our acquisition of WFC. In addition, in 2006 our non-employee directors receive an annual retainer of $25,000 and an option to purchase 20,000 shares of common stock. Mark Dotzour joined us as an advisor to our Board of Directors in December 2006. His annual compensation comprises of an annual retainer of $15,000 and an option to purchase 10,000 shares of common stock.

Director Compensation -2006
Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock		Incentive Plan	Compensation	All Other
	Paid in Cash	Awards		Compensation	Earnings	Compensation
Name	($)	($)	Option Awards ($)	($)	($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
20,000 annually at
Fair Market Value
	$25,000 annual		on Date of Grant,
All Non-employee Board	plus meeting		Immediately
Members	fees	–	Vested	–	–	–

Compensation Committee Interlocks and Insider Participation

                 None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. Clark N. Wilson in the only member of the Compensation Committee of our Board of Directors that serves or has served as an officer or employee of Wilson Holdings. The Company has entered into certain transactions with Mr. Wilson or his affiliates, as more fully disclosed under the caption “Certain Relationships and Related Transactions.”

Compensation Committee Report

                 The Compensation Committee has reviewed the Compensation Discussion and Analysis presented herein and discussed the same with the management of the Company, and based on their review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Information Statement on Schedule 14C. The Compensation Committee consists of Sidney Christopher Ney, Barry A. Williamson and Clark N. Wilson.

Certain Relationships and Related Transactions

                 In 2004, Clark N. Wilson became the sole remaining partner of Athena, a predecessor entity to Wilson Family Communities, Inc., or WFC. On May 31, 2005, Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. Also at the time of the merger, trusts belonging to various members of Mr. Wilson’s family purchased 1,000,000 shares of common stock of WFC for $60,000.

                 In March 2005, three trusts for the benefit of Clark Wilson’s minor children, but for which Mr. Wilson has no voting or dispositive power, purchased a promissory note for $279,800 from an unrelated third party. The land that underlies the promissory note was sold to Athena by the unrelated third party that sold the promissory notes to the three trusts. The notes are secured by approximately 15 acres of land originally purchased by Athena. The terms of the notes payable to the trusts remained the same as the prior note issuer with interest at 8% per annum, but the maturity date was changed from October 7, 2008 to April 4, 2006, and then further extended to April 4, 2008 when the entire principal and interest will be due and payable.

                 In June 2005, Clark N. Wilson, our President and CEO and a director, purchased 2,200,000 shares of Series A Convertible Preferred Stock from WFC for $1.00 per share. These shares were converted into 2,200,000 shares of our common stock at the time of the merger of WFC into our company. In September 2006, Mr. Wilson purchased $250,000 in principal amount of convertible promissory notes in a financing which raised gross proceeds to us of $6.75 million.

                 In December 2005, John Gorman, one of our 5% stockholders, purchased $800,000 in principal amount of convertible promissory notes in a financing which raised gross proceeds to us of $10 million. In September 2006, Mr. Gorman purchased $1 million in principal amount of convertible promissory notes in a financing which raised gross proceeds to us of $6.75 million.

                 In August 2005, WFC repaid $121,000 that Mr. Wilson had advanced to Athena prior to its merger with WFC for working capital. In October 2005, WFC repaid the remaining $140,000 advanced by Mr. Wilson to Athena.

                 During 2005, Mr. Wilson’s brother provided services to us of approximately $36,000. During 2006, Mr. Wilson’s brother provided services to us for which he was paid approximately $20,000. These services were primarily related to the development of information systems for us. Management believes that these services were provided at fair market value.

                 Prior to becoming CFO, Arun Khurana provided his services and the services of other professionals to us through the consulting firm of Izon Consulting LLC (aka Khurana LLC). Izon Consulting LLC received payments of approximately $66,000 and $264,000 for the years ended 2005 and 2006, respectively. The services provided included SEC and financial statement document preparation, and various accounting and consulting projects. Donald Turner, a partner in Izon Consulting LLC, also provided services during the same periods and was compensated out of the amounts paid to Izon Consulting LLC.

Real Property Purchase

                 SGL Development, Ltd. and SGL Investments, Ltd., referred to together as SGL, were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% of the property and John O. Gorman indirectly owned 12.33% of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to WFC in exchange for 1,260,826 and 1,143,963, respectively, of the 2,404,789 preferred shares issued by WFC in the transaction. SGL then sold the remaining property, approximately 74.08%, to WFC in exchange for notes payable of approximately $6.9 million. We believe that WFC purchased the property at fair market value due to the price paid for the preferred stock by the other parties involved in the transaction. The notes payable issued had principal and interest due at maturity on June 30, 2006, with interest at the prime rate as reported in The Wall Street Journal adjusted for changes, for the first six months, prime rate plus 2.00% for the second six months and prime rate plus 2.25% thereafter with an exercise of an extension period of 90 days on the notes if the notes are not in default. The interest rate on the notes increased to 9.75% as of March 31, 2006. The notes are secured by the entire property acquired. There is a provision for partial releases of the land, lots, and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

                 As of June 2006, we had repaid approximately $700,000 in principal through the sale of acreage lots and during June 2006, we refinanced the loan balance of $6.2 million with a financial institution.

Agreements with Tejas Securities Group, Inc.

                 In connection with the placement of $10.0 million of our convertible promissory notes in December 2005, we entered into an agreement with Tejas Securities Group, Inc. pursuant to which Tejas served as our Placement Agent in connection with the offering. Pursuant to this agreement, we paid Tejas $450,000 in cash and granted a warrant to Tejas to purchase 750,000 shares of our common stock. In connection with the placement of an additional $6.75 million of our convertible promissory notes in September 2006, we entered into an additional agreement with Tejas Securities Group, Inc. pursuant to which Tejas served as our Placement Agent in connection with the offering. Pursuant to this agreement, we paid Tejas commissions of $70,000 and have reimbursed the Placement Agent for its expenses. John J. Gorman is the Chairman of the Board of the Placement Agent and of Tejas Incorporated, the parent company of the Placement Agent. Mr. Gorman is the beneficial owner of 4,043,963 shares of our common stock. In December 2006, Tejas exercised the warrant we issued to them in connection with the December 2005 private placement pursuant to the net-exercise provision of the warrant. We issued 348,913 shares of common stock to them in connection with their complete exercise of this warrant.

                 Clark N. Wilson, who serves as our President and Chief Executive Officer and is a director, has served on the board of directors of Tejas Incorporated, since October 1999, and is compensated for such service. Mr. Wilson owns 1,000 shares of Tejas Incorporated common stock and options to purchase an additional 10,000 shares of common stock.

                 Barry A. Williamson is a member of our Board of Directors and, until January 31, 2006, was a member of the board of directors of Tejas Incorporated, the parent company of our Placement Agent for the sale of our convertible notes. Mr. Williamson was re-elected to the Board of Tejas Incorporated in November 2006.

Employment Agreements

                 On February 14, 2007, we entered into an employment agreement with Clark N. Wilson, our President and Chief Executive Officer. In the event of the involuntary termination of Mr. Wilson’s service with us, the agreement provides for monthly payments equal to Mr. Wilson’s monthly salary payments to continue for 12 months. The agreement contains a provision whereby Mr. Wilson is not permitted to be employed in any position in which his duties and responsibilities comprise residential land development and homebuilding in Texas or in areas within 200 miles of any city in which we are conducting land development or homebuilding operations at the time of such termination of employment for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction.

                 On February 14, 2007, we entered into an employment agreement with Arun Khurana, our Chief Operating Officer and Chief Financial Officer. Pursuant to the agreement, Mr. Khurana will receive a grant of options in an amount to be determined following the retention of a third-party compensation consultant and approval by the Compensation Committee. The agreement contains a provision whereby Mr. Khurana is not permitted to be employed in any position in which his duties and responsibilities comprise residential land development and homebuilding in Texas or in areas within 200 miles of any city in which we are conducting land development or homebuilding operations at the time of such termination of employment for a period of one year from the termination of his employment, if such termination is voluntary or for cause, or involuntary and in connection with a corporate transaction. Mr. Khurana's employment is not restricted as to the provision of financial and accounting services. In the event of the involuntary termination of Mr. Khurana’s service with us, the agreement provides for monthly payments equal to Mr. Khurana’s monthly salary payments to continue for twelve months, the continuation of his benefits (including health insurance) for twelve months, and the immediate vesting of Mr. Khurana's options to purchase our common stock.

FINANCIAL AND OTHER INFORMATION

                 The information required by Item 13 of Schedule 14A is incorporated herein by reference to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

By Order of the Board of Directors

                /s/ Clark N. Wilson President, President, Chief Executive Officer & Director